Stifel Reports January 2026 Operating Data

ST. LOUIS, MO, February 26, 2026 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for January 31, 2026, to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In January, total client assets and fee-based client assets reached record levels, increasing 10% and 16% year over year, respectively, driven by market appreciation and solid net inflows. Treasury deposits rose 70% from the prior year, reflecting strong venture and fund banking deposit activity. Client money market and insured product balances declined by less than 3% from year-end due to seasonal factors, as growth in Smart Rate balances was offset by lower Sweep balances. Total bank loans declined by less than 1% during the month, consistent with typical early-year seasonality.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	1/31/2026	1/31/2025	12/31/2025	1/31/2025	12/31/2025

Total client assets	$561,061	$509,671	$551,863	10%	2%

Fee-based client assets	$229,423	$197,298	$224,488	16%	2%

Private Client Group fee-based client assets	$201,396	$172,468	$196,718	17%	2%

Bank loans, net (includes loans held for sale)	$22,311	$21,118	$22,427	6%	(1)%

Client money market and insured product (1)	$25,911	$27,936	$26,633	(7)%	(3)%

Treasury deposits (2)	$9,139	$5,363	$9,262	70%	(1)%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.
(2)	Includes Other Bank deposits and Third-party Commercial Treasury deposits, which represent Venture, Fund, and Commercial deposits at Stifel Bancorp and third-party banks.

Company Information

Stifel Financial Corp. (NYSE: SF) is a diversified financial services firm providing wealth management, commercial and investment banking, trading, and research services to individuals, institutions, and municipalities. Founded in 1890 and headquartered in St. Louis, Missouri, the firm operates more than 400 offices across the United States and in major global financial centers. As a firm where success meets success, Stifel works closely with retail and institutional clients aiming to transform opportunities into achievement. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271-3610 | www.stifel.com/investor-relations